Five Points Capital Advisors, Inc.
Code of Ethics

1. Statement of Standards

     This Code of Ethics (the "Code") sets forth the basic policies of ethical conduct for all directors, officers and employees of Five Points Capital Advisors, Inc. LLC (the "Firm").

     The foundation of this Code consists of basic standards of conduct including, but not limited to, the avoidance of conflicts between personal interests and interests of the Firm or its clients. To this end, directors, officers and employees of the Firm should understand and adhere to the following ethical standards:

(a) The duty at all times to place the interests of Firm's clients first;

This duty requires that the directors, officers and employees of the Firm avoid serving their own personal interests ahead of the interests of the Firm's clients.

(b) The duty to ensure that all personal securities transactions be conducted in a manner that is consistent with this Code to avoid any actual or potential conflict of interest or any abuse of such directors, officers and employees position of trust and responsibility; and

The directors, officers and employees of the Firm should study this Code and ensure that they understand its requirements. They should conduct their activities in a manner that not only achieves technical compliance with this Code but also abides by its spirit and principles.

(c) The duty to ensure that the directors, officers and employees of the Firm do not take inappropriate advantage of their position with the Firm.

Directors, officers and employees engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with the Firm. They should avoid situations that might compromise their judgment (e.g., the receipt of perquisites, gifts of more than de minimis value or unusual investment opportunities from persons doing or seeking to do business with the Firm).

2. Definitions

"Advisory Representative" means:

1.  any partner, officer or director of the firm;

2.  any employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made;

3.  any employee who, in connection with his duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations;

4.  and any of the following persons who obtain information concerning securities recommendations being made by such investment advisor prior to the effective dissemination of such recommendations or of the information concerning such recommendations:

.  any natural person in a control relationship with either the firm or a registered investment company that is advised by the firm;

.  or any employee of an affiliate of the Firm who is an access person of a registered investment company that is advised by the firm.

     "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

     "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" generally means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.

     A "security held or to be acquired" means: (1) any security which, within the most recent 15 days: (a) is or has been held by the Firm; or (b) is being or has been considered by the Firm or an Adviser for purchase by the Firm; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described above.

     An "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     "Investment personnel" means: (1) any employee of the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by, or on behalf of the Firm; and (2) any natural person in a control relationship to the Firm who obtains information concerning recommendations made by the firm with regard to the purchase or sale of a security.

     A "portfolio manager" is a person with the authority to place an order with the trading desk for the purchase or sale of a security on behalf of a client of the Firm. A "trader" is a person with the authority to place a trade with an external broker/dealer on behalf of a client of the Firm.

     A "limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

     "Purchase or sale" for purposes of this Code of Ethics includes, among other things, the writing of an option to purchase or sell a security.

     "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares of registered open-end investment companies.

3. Reporting Requirements

     A. Reporting. Each advisory representative of the Firm, shall submit the following reports in the forms attached hereto as Exhibits A-D to the Firm's Compliance Officer showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

(1) Initial Holding Report. Exhibit A shall initially be filed no later than 20 days after that person becomes an advisory representative of the Firm.

(2) Periodic Reports. Exhibits B and C shall be filed no later than 20 days after the end of each calendar quarter, but transactions over which such advisory representative had no direct or indirect influence or control need not be reported. No such periodic report needs to be made if the report would duplicate information contained in broker trade confirmations or account statements received by the Firm no later than 10 days after the end of each calendar quarter.

(3) Annual Report. Exhibit D must be submitted by each advisory representative within 20 days after the end of each calendar year.

(4) Exceptions The following need not be included in the reporting requirements, preclearance or blackout provisions of this Code:

Shares issued by a registered investment company;

An employee benefit account entirely invested in shares issued by a registered investment company, or

Shares issued by AmSouth Bancorporation or its affiliates.

Transactions effected by or on behalf of an Advisory Representative as a participant in an investment club are not subject to the preclearance provisions of this Code.

     B. Notification. The Firm's Compliance Officer (or his or her delegate) shall notify each advisory representative of the Firm who may be required to make reports pursuant to this Code of Ethics that such person is subject to reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

4. Review and Enforcement

    A. Review.

(1) The Firm's Compliance Officer (or his or her delegate) shall from time to time review the reported personal securities transactions of advisory representatives for compliance with the requirements of this Code of Ethics.

(2) If the Firm's Compliance Officer (or his or her delegate) determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Firm's Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.

B. Enforcement.

(1) If the Firm's Compliance Officer (or his or her delegate) determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation to the Board of Directors of the Firm. The Directors, with the exception of any person whose transaction is under consideration, shall take such actions as set forth in the penalty structure.

(2) No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Firm's Compliance Officer is under consideration, an officer of the Firm designated for the purpose by the Directors of the Firm shall act in all respects in the manner prescribed herein for the Firm's Compliance Officer.

C.  Penalty Structure (implemented on March 1, 2002)

Violations of the Pre-Clearing Requirements of the Code will result in the following
Penalties.

.  The first violation will result in counseling with the Compliance Officer and the employee's supervisor along with a Letter of Caution being issued to the employee's file
.  The second and third violations will each result in the trade being rescinded and the employee will be required to contribute 25% of the trade amount to a charity to be designated by the board.

.  The fourth violation will result in the employee's suspension from the firm for a period of time to be determined by the Compliance Officer and the Board, up to and including termination of employment.

Violations of the Reporting Requirements of the Code will result in the following Penalties.

.   The first violation will require the individual to contribute $25 to a charity to be designated by the Board.

.   The second and any subsequent violations will require the individual to contribute $50 to a charity to be designated by the Board.

Reporting violations include failure to submit the required Annual Holdings Report within 20 days of the end of the calendar year or failure to submit the required Quarterly Transaction Report within 20 days of the end of the calendar quarter.

Based on the severity of the violation, the employee may be subject to additional penalties up to and including termination, regardless of whether the employee has previously violated the Code.

5. Restrictions

     Initial Public Offerings and Limited Offerings. No advisory representative may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Firm's Compliance Officer has authorized the transaction in advance.

     Preclearance and Blackout Periods. An Advisory Representative may not purchase or sell, directly or indirectly any security unless the Compliance Officer has approved a written request relating to such purchase or sale and the transaction is effected on the same business day that the approval is obtained. If the transaction is not effected on the same business day that the approval is obtained, a new request must be submitted and approved.

A portfolio manager shall not purchase or sell, directly or indirectly, any security within three business days before or after effecting a purchase or sale of that security on behalf of a client of the Firm. A trader shall not purchase or sell, directly or indirectly, any security on the same business day that the Firm trades, or has a trade pending in that security.

6. Records

     The Firm shall maintain records in the manner and to the extent set forth below:

.  A copy of this Code of Ethics and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

.  A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the year in which the violation occurs;

.  A copy of each report made pursuant to this Code of Ethics by an advisory representative, including any information provided in lieu of reports, shall be preserved by the Firm for a period of not less than five years from the end of the calendar year in which it is made, the first two years in an easily accessible place;

.  A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

.  The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities that were a part of an Initial Public Offering or a Limited Offering for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

7. Miscellaneous

     A. Confidentiality. All reports of securities transactions and any other information provided by any person pursuant to this Code of Ethics shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

     B. Amendment; Interpretation of Provisions. The Board of Directors of the Firm may from time to time amend this Code of Ethics or adopt such interpretations of this Code of Ethics as they deem appropriate. Any material change to this Code of Ethics must be presented to the Board of each investment company advised by the Firm within not later than six months from the date of the amendment.